Exhibit 99.1

News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Anna Gurney
Media Contact
t: 919-573-2608
e: anna.gurney@advanceautoparts.com

Zaheed Mawani
Investor Contact
t: 919-573-3848
e: zaheed.mawani@advanceautoparts.com

Advance Auto Parts Reports Second Quarter Fiscal 2016 Results

ROANOKE, Va., August 16, 2016 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, serving both professional installer and do-it-yourself customers, today announced its financial results for the second quarter ended July 16, 2016. Second quarter GAAP earnings per diluted share (Diluted EPS) were $1.68. Second quarter Adjusted earnings per diluted share (Adjusted EPS) were $1.90 which exclude $0.08 of amortization of acquired intangible assets and integration and restructuring costs of $0.14, primarily associated with the acquisition of General Parts International, Inc. (General Parts).

Second Quarter Performance Summary

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	July 16, 2016	July 18, 2015	July 16, 2016	July 18, 2015

Sales (in millions)	$2,256.2	$2,370.0	$5,235.9	$5,408.3

Comp Store Sales %	(4.1%)	1.0%	(2.8%)	0.8%

Gross Profit (in millions)	$1,010.3	$1,087.3	$2,360.1	$2,481.2

SG&A (in millions)	$793.6	$830.2	$1,872.5	$1,961.6
Adjusted SG&A (in millions) (1)	$767.1	$801.8	$1,802.0	$1,887.5

Operating Income (in millions)	$216.7	$257.0	$487.7	$519.6
Adjusted Operating Income (in millions) (1)	$243.1	$285.5	$558.2	$593.8

Diluted EPS	$1.68	$2.03	$3.82	$4.03
Adjusted EPS (1)	$1.90	$2.27	$4.41	$4.65

Avg Diluted Shares (in thousands)	73,835	73,682	73,842	73,665

(1)
Fiscal 2016 and 2015 include certain non-operational expenses. The Adjusted SG&A, Adjusted Operating Income and Adjusted EPS for the twelve weeks ended July 16, 2016 and July 18, 2015, respectively, have been reported on an adjusted basis to exclude General Parts integration, store consolidation costs and support center restructuring costs of $17.0 million and $18.6 million, respectively, and General Parts amortization of acquired intangible assets of $9.5 million and $9.8 million, respectively. The Adjusted SG&A, Adjusted Operating Income and Adjusted EPS for the twenty-eight weeks ended July 16, 2016 and July 18, 2015, respectively, have been reported on an adjusted basis to exclude General Parts integration, store consolidation costs and support center restructuring costs of $48.4 million and $51.3 million, respectively, and General Parts amortization of acquired intangible assets of $22.1 million and $22.9 million, respectively. For a better understanding of the Company's adjusted results, refer to the reconciliation of the financial results reported on a GAAP basis to the adjusted basis in the accompanying financial tables in this press release.

“Our second quarter results were not acceptable and we are moving thoughtfully and swiftly to make the necessary changes across a number of critical areas within the organization to alter the trajectory of the business and improve our operating performance," said Tom Greco, Chief Executive Officer. “There’s a heightened sense of urgency and accountability throughout the organization and we are taking decisive actions to deliver near-term improvement with a focus on accelerating our commercial growth and improving our execution.”

Greco continued, “I continue to be energized by the immense opportunity for improvement. The actions we need to take are well within our control and we are focused on building the right foundation for the long term. We are hard at work constructing a comprehensive strategic plan, which will help us reliably and consistently deliver industry leading performance and unparalleled customer service going forward. We remain confident in our business, our people and the opportunity that lies ahead to create long-term value."

Second Quarter 2016 Highlights

Total sales for the second quarter decreased 4.8% to $2.26 billion, as compared with total sales during the second quarter of fiscal 2015 of $2.37 billion. The sales decline was driven by the comparable store sales decrease of 4.1%, the store closures in 2015 and the effect of Carquest consolidations. The sales decline was partially offset by new store and Worldpac branch openings.

The Company's Gross Profit rate was 44.8% of sales during the second quarter as compared to 45.9% during the second quarter last year. The 110 basis-point decrease in gross profit rate was primarily the result of supply chain expense deleverage due to the comparable store sales decline and higher supply chain operating expenses.

On a GAAP basis, the Company's SG&A rate was 35.2% of sales during the second quarter as compared to 35.0% during the same period last year. The 14 basis-point increase was driven primarily by fixed cost deleverage due to our comparable store sales decline and higher self-insurance expense partially offset by lower incentive compensation costs and the Company's continued cost reduction initiatives and expense reduction actions to offset lower sales. The Company's Adjusted SG&A rate was 34.0% of sales during the second quarter as compared to 33.8% during the same period last year.

On a GAAP basis, the Company's operating income during the second quarter of $216.7 million decreased 15.7% versus the second quarter of fiscal 2015. On a GAAP basis, the Operating Income rate was 9.6% during the second quarter as compared to 10.8% during the second quarter of fiscal 2015. The Company's Adjusted Operating Income was $243.1 million during the second quarter, a decrease of 14.8% versus the second quarter of fiscal 2015. As a percentage of sales, Adjusted Operating Income in the second quarter was 10.8% versus 12.0% during the second quarter of fiscal 2015.

Operating cash flow decreased approximately 41.7% to $192.9 million through the second quarter of fiscal 2016 from $330.8 million through the second quarter of fiscal 2015. Free cash flow was $55.0 million through the second quarter of fiscal 2016 compared to $216.3 million through the second quarter of fiscal 2015. Capital expenditures through the second quarter of fiscal 2016 were $137.9 million as compared to $114.5 million through the second quarter of fiscal 2015.

Store Information

As of July 16, 2016, the Company operated 5,066 stores and 126 Worldpac branches and served approximately 1,300 independently owned Carquest stores. The below table summarizes the changes in the number of the company-operated stores and branches during the twenty-eight weeks ended July 16, 2016.

	AAP	AI	CARQUEST (a)	WORLDPAC	Total

January 2, 2016	4,102	184	885	122	5,293
New	26	—	4	4	34
Closed	(8)	(3)	(4)	—	(15)
Consolidated	(3)	—	(117)	—	(120)
Converted	72	—	(72)	—	—
July 16, 2016	4,189	181	696	126	5,192

(a) Includes activity for stores acquired with B.W.P. Distributors, Inc. that operate under the Carquest trade name.

Dividend

On August 9, 2016, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on October 7, 2016 to stockholders of record as of September 23, 2016.

Advance Names Robert Cushing to Lead Commercial Business

The Company also announced that Robert (Bob) B. Cushing, who currently serves as President, Worldpac, has been promoted to the newly created position of Executive Vice President, Commercial. In this new role, Mr. Cushing will report to Tom Greco, Chief Executive Officer, and will oversee all of the Company’s Commercial operations, including Autopart International and continue to lead Worldpac.
“The consolidation of all of our Commercial operations under one leader will enable us to implement a more holistic Commercial strategy and enhance our ability to serve customers,” said Greco. “Bob is uniquely qualified to lead this effort. He has a proven track record of delivering results including establishing Worldpac as one of the premier import distributors of original equipment and aftermarket parts to Commercial customers. Bob’s customer-focused approach, along with his expertise in developing an integrated e-commerce platform and leveraging technology to more effectively meet customer demands will be critical as we work to deliver improved results. We have valuable and distinctive commercial assets and I am excited that Bob will focus on using those assets to our competitive advantage.”
Mr. Cushing joined Worldpac via the acquisition of Metrix Parts Warehouse, Inc. in 1999 and was named President in January 2008. Prior to serving as President, Mr. Cushing served as Executive Vice President, Sales and Operations for the U.S. and Canada Worldpac operations and its affiliates from 1999 to 2007. Prior to joining Worldpac, Mr. Cushing held executive-level sales, marketing and operations positions with Metrix, Interco and Robert Bosch Corporation.

Investor Conference Call
The Company will host a conference call on Tuesday, August 16, 2016, at 8:30 a.m. Eastern time to discuss its quarterly results. To listen to the live call, please log on to the Company's website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP. The call will be archived on the Company's website until August 16, 2017.

About Advance Auto Parts

Advance Auto Parts, Inc., a leading automotive aftermarket parts provider in North America, serves both professional installer and do-it-yourself customers. As of July 16, 2016, Advance operated 5,066 stores and 126 Worldpac branches and served approximately 1,300 independently owned Carquest branded stores in the United States, Puerto Rico, the U.S. Virgin Islands and Canada. Advance employs approximately 74,000 Team Members. Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Forward Looking Statements

Certain statements contained in this release are forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These forward looking statements include, but are not limited to, key assumptions for 2016 financial performance including adjusted operating income; statements regarding the benefits and other effects of the acquisition of General Parts and the combined company’s plans, objectives and expectations; statements regarding expected growth and future performance of Advance Auto Parts, Inc. (AAP), including store growth, capital expenditures, comparable store sales, gross profit rate, SG&A, adjusted operating income, free cash flow, income tax rate, General Parts integration costs and store consolidation costs, synergies, expenses to achieve synergies and adjusted operating income rate targets; expectations regarding leadership changes and their impact on the company’s strategies, opportunities and results; statements regarding enhancements to shareholder value; statements regarding strategic plans or initiatives, growth or profitability; and all other statements that are not statements of historical facts. These forward-looking statements are subject to significant risks, uncertainties and assumptions, and actual future events or results may differ materially from such forward-looking statements. Such differences may result from, among other things, the risk that the benefits of the General Parts acquisition, including synergies, may not be fully realized or may take longer to realize than expected; the possibility that the General Parts acquisition may not advance AAP’s business strategy; the risk that AAP may experience difficulty integrating General Parts’ employees, business systems and technology; the potential diversion of AAP’s management’s attention from AAP’s other businesses resulting from the General Parts acquisition; the impact of the General Parts acquisition on third-party relationships, including customers, wholesalers, independently owned and jobber stores and suppliers; AAP’s ability to attract, develop and retain executives and other employees; changes in regulatory, social and political conditions, as well as general economic conditions; competitive pressures; demand for AAP’s and General Parts' products; the market for auto parts; the economy in general; inflation; consumer debt levels; the weather; business interruptions; information technology security; availability of suitable real estate; dependence on foreign suppliers; and other factors disclosed in AAP’s 10-K for the fiscal year ended January 2, 2016 and other filings made by AAP with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. AAP intends these forward-looking statements to speak only as of the time of this communication and does not undertake to update or revise them as more information becomes available.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 16, 2016	January 2, 2016

Assets

Current assets:
Cash and cash equivalents	$104,827	$90,782
Receivables, net	657,483	597,788
Inventories, net	4,421,274	4,174,768
Other current assets	96,200	77,408
Total current assets	5,279,784	4,940,746

Property and equipment, net	1,431,922	1,434,577
Goodwill	992,579	989,484
Intangible assets, net	664,678	687,125
Other assets, net	68,566	75,769
	$8,437,529	$8,127,701

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$404	$598
Accounts payable	3,219,718	3,203,922
Accrued expenses	564,757	553,163
Other current liabilities	56,354	39,794
Total current liabilities	3,841,233	3,797,477

Long-term debt	1,169,702	1,206,297
Deferred income taxes	446,124	433,925
Other long-term liabilities	231,573	229,354
Total stockholders' equity	2,748,897	2,460,648
	$8,437,529	$8,127,701

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements. The Company retrospectively adopted ASU 2015-03 in the first quarter of 2016, which resulted in a reclassification of debt issuance costs from Other assets, net to Long-term debt.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve and Twenty-Eight Week Periods Ended
July 16, 2016 and July 18, 2015
(in thousands, except per share data)
(unaudited)

	Q2 2016	Q2 2015	YTD 2016	YTD 2015

Net sales	$2,256,155	$2,370,037	$5,235,933	$5,408,270
Cost of sales	1,245,898	1,282,748	2,875,787	2,927,057
Gross profit	1,010,257	1,087,289	2,360,146	2,481,213
Selling, general and administrative expenses	793,573	830,240	1,872,463	1,961,636
Operating income	216,684	257,049	487,683	519,577
Other, net:
Interest expense	(14,021)	(15,438)	(32,964)	(37,215)
Other income (expense), net	6,244	(3,808)	9,367	(5,716)
Total other, net	(7,777)	(19,246)	(23,597)	(42,931)
Income before provision for income taxes	208,907	237,803	464,086	476,646
Provision for income taxes	84,307	87,805	180,673	178,536
Net income	$124,600	$149,998	$283,413	$298,110

Basic earnings per share (a)	$1.69	$2.04	$3.84	$4.06
Diluted earnings per share (a)	$1.68	$2.03	$3.82	$4.03

Average common shares outstanding (a)	73,576	73,183	73,476	73,148
Average diluted common shares outstanding (a)	73,835	73,682	73,842	73,665

(a)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter. At July 16, 2016 and July 18, 2015, we had 73,613 and 73,204 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, with the exception of the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Twenty-Eight Week Periods Ended
July 16, 2016 and July 18, 2015
(in thousands)
(unaudited)

	July 16, 2016	July 18, 2015

Cash flows from operating activities:
Net income	$283,413	$298,110
Depreciation and amortization	139,265	145,860
Share-based compensation	9,142	17,726
Provision (benefit) for deferred income taxes	11,454	(8,481)
Excess tax benefit from share-based compensation	(15,535)	(8,435)
Other non-cash adjustments to net income	1,012	8,459
Increase in:
Receivables, net	(57,241)	(76,124)
Inventories, net	(236,403)	(182,504)
Other assets	(12,194)	(10,498)
Increase in:
Accounts payable	11,611	85,907
Accrued expenses	51,488	55,741
Other liabilities	6,893	5,055
Net cash provided by operating activities	192,905	330,816

Cash flows from investing activities:
Purchases of property and equipment	(137,920)	(114,535)
Business acquisitions, net of cash acquired	(2,430)	(16,431)
Proceeds from sales of property and equipment	1,293	477
Net cash used in investing activities	(139,057)	(130,489)
Cash flows from financing activities:
Increase in bank overdrafts	13,656	9,880
Net borrowings (payments) on credit facilities	(34,500)	(183,400)
Dividends paid	(13,291)	(13,227)
Proceeds from the issuance of common stock, primarily for employee stock purchase plan	2,222	2,512
Tax withholdings related to the exercise of stock appreciation rights	(12,489)	(9,589)
Excess tax benefit from share-based compensation	15,535	8,435
Repurchase of common stock	(12,179)	(1,734)
Other	(224)	(207)
Net cash used in financing activities	(41,270)	(187,330)

Effect of exchange rate changes on cash	1,467	(3,132)

Net increase in cash and cash equivalents	14,045	9,865
Cash and cash equivalents, beginning of period	90,782	104,671
Cash and cash equivalents, end of period	$104,827	$114,536

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Reconciliation of Non-GAAP Financial Measures

The Company's financial results include certain financial measures not derived in accordance with generally accepted accounting principles (“GAAP”). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. However, the Company has presented these non-GAAP financial measures as management believes that the presentation of its financial results that exclude non-cash charges related to the acquired General Parts intangibles and non-operational expenses associated with the integration of General Parts, store consolidation costs and support center restructuring costs is more indicative of our base operations and useful for investors. These measures assist in comparing the Company's current operating results with past and future periods and with the operational performance of other companies in the Company's industry. The Company uses these measures in developing internal budgets and forecasts and as a significant factor in evaluating management for compensation purposes.

The Company has included a reconciliation of this information to the most comparable GAAP measures in the following tables.

Reconciliation of Adjusted Net Income and Adjusted EPS:

	Twelve Week Periods Ended (in thousands, except per share data)		Twenty-Eight Week Periods Ended (in thousands, except per share data)
	July 16, 2016	July 18, 2015	July 16, 2016	July 18, 2015
Net income (GAAP)	$124,600	$149,998	$283,413	$298,110
SG&A adjustments (a)	26,461	28,425	70,476	74,176
Provision for income taxes on adjustments (b)	(10,055)	(10,801)	(26,781)	(28,187)
Adjusted net income	$141,006	$167,622	$327,108	$344,099

Diluted earnings per common share (GAAP)	$1.68	$2.03	$3.82	$4.03
SG&A adjustments, net of tax	0.22	0.24	0.59	0.62
Adjusted EPS	$1.90	$2.27	$4.41	$4.65

Reconciliation of Adjusted Selling, General and Administrative Expenses:

	Twelve Week Periods Ended (in thousands)		Twenty-Eight Week Periods Ended (in thousands)
	July 16, 2016	July 18, 2015	July 16, 2016	July 18, 2015
SG&A (GAAP)	$793,573	$830,240	$1,872,463	$1,961,636
SG&A adjustments (a)	(26,461)	(28,425)	(70,476)	(74,176)
Adjusted SG&A	$767,112	$801,815	$1,801,987	$1,887,460

Reconciliation of Adjusted Operating Income:

	Twelve Week Periods Ended (in thousands)		Twenty-Eight Week Periods Ended (in thousands)
	July 16, 2016	July 18, 2015	July 16, 2016	July 18, 2015
Operating income (GAAP)	$216,684	$257,049	$487,683	$519,577
SG&A adjustments (a)	26,461	28,425	70,476	74,176
Adjusted operating income	$243,145	$285,474	$558,159	$593,753

(a)
The adjustments to SG&A expenses for the twelve and twenty-eight weeks ended July 16, 2016 include General Parts integration, store consolidation costs and support center restructuring costs of $17,002 and $48,355 and General Parts amortization of acquired intangible assets of $9,459 and $22,121, respectively. The adjustments to SG&A expenses for the twelve and twenty-eight weeks ended July 18, 2015 include General Parts integration and store consolidation costs of $18,585 and $51,291 and General Parts amortization of acquired intangible assets of $9,839 and $22,885, respectively.

(b)	The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

Reconciliation of Free Cash Flow:
	Twenty-Eight Week Periods Ended
	July 16, 2016	July 18, 2015

Cash flows from operating activities	$192,905	$330,816
Purchases of property and equipment	(137,920)	(114,535)
Free cash flow	$54,985	$216,281

NOTE: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Adjusted Debt to EBITDAR:
(In thousands, except adjusted debt to EBITDAR ratio)	Four Quarters Ended
	July 16, 2016	January 2, 2016

Total debt (a)	$1,170,106	$1,206,895
Add: Capitalized lease obligation (rent expense * 6)	3,199,722	3,190,728
Adjusted debt	4,369,828	4,397,623

Operating income	793,886	825,780
Add: Adjustments (b)	124,123	127,059
Depreciation and amortization	262,881	269,476
EBITDA	1,180,890	1,222,315
Rent expense (less favorable lease amortization of $4,051 and $4,786, respectively)	533,287	531,788
EBITDAR	$1,714,177	$1,754,103

Adjusted Debt to EBITDAR	2.5	2.5

(a)	The Company retrospectively adopted ASU 2015-03 in the first quarter of 2016, which resulted in a reclassification of debt issuance costs from Other assets, net to Long-term debt.

(b)
The adjustments to the four quarters ended July 16, 2016 include General Parts integration, store closure and consolidation costs and support center restructuring costs of $124.1 million. The adjustments to Fiscal 2015 include General Parts integration, store closure and store consolidation costs and support center restructuring costs of $127.1 million.

NOTE: Management believes its Adjusted Debt to EBITDAR ratio (“leverage ratio”) is a key financial metric and believes its debt levels are best analyzed using this measure. The Company’s goal is to maintain a 2.5 times leverage ratio and investment grade rating. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company's financing arrangements. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.